UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 13, 2008

The Pepsi Bottling Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14893	13-4038356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Pepsi Way, Somers, New York		10589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 767-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 18, 2008, The Pepsi Bottling Group, Inc. (the "Company’" or "PBG") announced that it had committed to a multiyear initiative to enhance the Company’s operating capabilities around the world. The initiative, called "Structured to Succeed", has four primary objectives:

1. Strengthen the Company’s customer service and selling effectiveness;
2. Simplify decision making and streamline the organization;
3. Drive greater cost productivity to adapt to current macroeconomic challenges; and
4. Rationalize the Company’s supply chain infrastructure.

The initiative will impact each of the Company’s geographic segments. Globally, approximately 3,150 positions will be eliminated, including 750 positions in the U.S. and Canada, 200 in Europe and 2,200 in Mexico. The Company will close four facilities in the U.S., as well as three plants and about 30 distribution centers in Mexico and the Company will eliminate about 700 routes over time in Mexico. The Company will also make changes to its U.S. defined benefit pension plans with such changes occurring over the next several years.

The initiative is expected to result in annual pre-tax savings of approximately $150 million to $160 million, beginning with an anticipated savings of at least $70 million in 2009.

The Company anticipates recording pre-tax charges of $140 million to $170 million over the course of the initiative, which the Company expects to substantially complete by the end of 2009. These charges are comprised of $85 million to $95 million of severance and related benefits; $30 million to $40 million of pension and other employee-related costs, the majority of which will be non-cash; and $25 million to $35 million of other charges, including employee relocation expenses and asset disposal costs. PBG expects about $130 million of the total pre-tax charges to result in cash expenditures. A pre-tax charge of $80 million to $100 million is projected for the fourth quarter of 2008.

Some of the charges associated with the changes to the pension plans cannot be estimated at this time and are not included in the range of $140 million to $170 million of pre-tax charges referenced above.

Item 2.06 Material Impairments.

The Company has completed its annual impairment testing in accordance with the Financial Accounting Standards Board’s Statement No. 142, "Goodwill and Other Intangible Assets." As a result of this testing, the Company will record in the fourth quarter of 2008 a $412 million non-cash impairment charge relating primarily to certain intangible assets for our Electropura water business in Mexico. Results of the impairment charge were based upon the completion of an extensive strategic review and the finalization of certain restructuring plans for our Mexican business. In light of the deteriorating macroeconomic conditions and our outlook for the business in Mexico, our expectation of the future performance has declined, reducing the value of these intangible assets. The Audit and Affiliated Transactions Committee of the Company’s Board of Directors reviewed and approved this charge on November 13, 2008.

Item 7.01 Regulation FD Disclosure.

On November 18, 2008, the Company announced revised full-year 2008 diluted earnings per share and cash flow guidance, as described in the press release furnished hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibit 99.1 — Press release issued by the Company dated November 18, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Pepsi Bottling Group, Inc.

November 18, 2008	By:	/s/ David Yawman

Name: David Yawman
Title: Vice President, Associate General Counsel and Assistant Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by the Company dated November 18, 2008